October 7, 1997


Pacific Bell
140 New Montgomery Street
San Francisco, California 94105

Dear Sirs:

With reference to the Registration Statement on Form S-3 which Pacific Bell (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $1,750,000,000 principal amount of the Company's Debt Securities (the "Securities"), issuable in series under an Indenture dated as of October 7, 1997, from the Company to The Bank of New York, as Trustee, (the "Trustee"), I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of California.

         2. Each series of the Securities, when duly established by or pursuant to a resolution of the Company's Board of Directors or in a supplemental indenture, executed, authenticated and issued as provided in the Indenture and delivered against payment, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the making of the statements with respect to me which are set forth under the caption "Legal Opinions" in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,


/s/ Richard W. Odgers

Counsel for Pacific Bell